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                                                                      Exhibit 99


          National Media Corporation Signs Letter of Intent With
               Investor Group Led by Steve Lehman


     PHILADELPHIA, July 16 /PRNewswire/--National Media Corporation (NYSE: NM) today announced that it has signed a letter of intent with an investor group led by Stephen C. Lehman, President and Chief Executive Officer of Premiere Radio Networks, Inc., a subsidiary of Jacor Communications, Inc. It is presently contemplated that Mr. Lehman's investor group will include Jacor Communications, Inc. (Nasdaq: JCOR), BT Capital Partners, Inc., a division of Bankers Trust Corporation, and Gruber/McBain Capital Management.

     The letter of intent contemplates that the investor group will invest a minimum of $30 million, of which $20 million will be invested directly into National Media Corporation, to be used to repay the Company's bank debt and for working capital purposes, and $10 million of which will be used to purchase one-half of the Company's outstanding Series D convertible shares now held by two other investors. As part of the overall transaction, all Series D shares will relinquish the floating conversion price feature presently applicable to such shares. Upon signing of a definitive agreement for the transaction, Mr. Lehman will assume the title of acting Chief Executive Officer of the Company. Upon consummation of the transaction, the investor group will control a majority of the Company's Board.

     The execution of a definitive agreement is expected to occur within 30 days. At that time, two other senior executives affiliated with Mr. Lehman will also become full time consultants to the Company and the investor group will also designate three members to National Media's Board of Directors, Mr. Lehman, Andrew M. Schuon and Eric R. Weiss. Mr. Weiss is an experienced media executive and entertainment attorney. Mr. Schuon is Executive Vice President and General Manager of Warner Bros. Records and was formerly Executive Vice President of Programming for MTV.

     Robert N. Verratti, Chief Executive Officer of National Media, said, "We are enthusiastic about the opportunities presented by this team of investors. They represent an extremely savvy group and have an outstanding track record in building shareholder value. The recent improvement in our operations will provide them a solid base upon which to build."

     Stephen C. Lehman, who will also become Chairman of the Company upon consummation of the transaction, said, "National Media Corporation has the international infrastructure and proven creative talents that make for tremendous opportunity. We are anxious to expand the existing platform with Internet alliances and opportunities that benefit from the leverage of National Media's substantial media expenditures. We believe the intrinsic value of National Media has been significantly undervalued, given the underlying promise of its present and future global business."



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     The transaction is contingent upon satisfactory completion of due diligence leading up to the execution of a definitive agreement and upon approval by National Media Corporation shareholders. The investment is expected to be completed during the late third or early fourth calendar quarter of 1998.

     Jack Kirby, who will remain President of National Media Corporation, said, "The media contacts, management expertise and creative energies of this investor group will not only fortify our existing businesses but hasten our entry into emerging global businesses like the expanding world of Internet sales. Our skills at finding new, innovative products and creating shows which have generated enthusiastic consumer response will now be broadened over a much wider area of opportunity."

     The pending acquisition will result in the delay of National Media Corporation's annual meeting, originally scheduled for August 14. Shareholders will receive proxy statements calling for their approval of the transaction, as well as a full slate of directors including a majority to be proposed by the investor group.

     National Media Corporation (NYSE: NM) is the world's largest publicly held infomercial company. It broadcasts more than 3,000 half-hours of programming each week, reaches 90 percent of television homes in the United States, and brings its programming to more than 370 million television households in more than 70 countries worldwide.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward- looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to consummation of the transaction, anticipated future revenues of the Company and success of current
product offerings.   Such forward-looking information involves important risks
and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed
in any forward-looking statements made by or on behalf of the Company.   For a
description of additional risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commissions, including Forms 10-K and 10-Q.